Exhibit 99
For more information
Lisa Walsh
Investor Relations
(218) 327-5367
lwalsh@asvi.com
ASV ANNOUNCES 5TH CONSECUTIVE QUARTER OF RECORD SALES AND EARNINGS
2005 Full Year Earnings Guidance Increased

Highlights for the Second Quarter of 2005
•	Quarterly sales grow 45% to a record $56.7 million

•	Net earnings increase 48% to a record $6.2 million

•	EPS increases 41% to $.45 per share

•	Cost management programs and price realization lift gross margin 210 basis points to 24.5%

•	Company sees performance as an indication of the market potential for rubber track loaders

•	Company increases 2005 full year earnings guidance to $1.70 to $1.77 per share
Grand Rapids, MN (July 28, 2005) — ASV, Inc. (Nasdaq: ASVI) today reported its fifth consecutive quarter of record sales and earnings results. Net sales for the second quarter of 2005 increased 45% to $56.7 million, compared to $39.1 million for the same period in 2004. Assisted by a 210 basis point improvement in its gross profit percentage, net earnings for the period grew 48% to $6.2 million, compared with net earnings of $4.2 million for the second quarter of 2004. Diluted earnings per share increased 41% to $.45 for the second quarter of 2005 compared with $.32 for the second quarter of 2004.
“ASV has delivered another record quarter, with impressive growth at both the top and bottom lines,” said Chairman and CEO Gary Lemke. “As a pure play in the rubber track loader market we take this performance as further evidence not only of the strength of the Company and its superior products, but of the real and growing market opportunity created by rubber track loaders.”
R-Series products generated second quarter sales of $28.7 million, up 26% from 2004. This increase was driven by strong sales from the introduction of our RCV Vertical Lift machine in the second quarter, the effect of the first quarter 2005 price increases on R-Series products, a greater concentration of higher priced units and the continued growth in our dealer network. Due to a change in sales mix and the inclusion of Loegering sales in 2005, R-Series products accounted for 51% of the Company’s quarterly sales, compared to 58% of sales in the second quarter of 2004.
Sales of ASV’s undercarriages for use on Caterpillar’s (NYSE:CAT) Multi-Terrain Loaders (MTLs) increased 68% for the second quarter of 2005, and accounted for 30% of sales, compared with 26% of sales for the second quarter of 2004. The growth in Caterpillar undercarriage sales was a result of both greater demand for the MTL product and a low 2004 comparison quarter.
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ASV Announces Record Results for 2nd Quarter 2005
2-2-2
Sales from ASV’s subsidiary, Loegering Mfg. Inc., (acquired in October 2004) totaled $4.9 million, or approximately 9% of net sales, for the second quarter of 2005. This compares with sales of $6.4 million for the first quarter of 2005. The decrease in sales at Loegering was due in part to an expected, but faster than anticipated, decline in over-the-tire steel track sales due to shifting market demand for rubber track machines, and a corresponding shift of Loegering’s focus to the Versatile Track System or VTS™. VTS sales were up slightly quarter over quarter, and are expected to continue to gain momentum with the launch this quarter of an additional model in the VTS product line, which is targeted at small and medium sized skid steers. The Versatile Track System accounted for 55% of Loegering’s sales for the second quarter of 2005.
Sales of service parts increased 20% and accounted for 9% of sales in the second quarter of 2005 compared with 11% of sales in the similar period last year.
ASV’s gross profit percentage for the period increased to 24.5%, compared with 22.4% for the second quarter of 2004 and 24.0% for the first quarter of 2005. This increase in gross profit percentage was due to savings realized from cost reduction programs initiated in 2004, the addition of the Loegering sales, lower unit costs from increased volume, and the effect of first quarter 2005 price increases on R-Series products.
Selling, general and administrative expenses for the second quarter of 2005 increased to $3.9 million, or 6.9% of sales, compared with $2.1 million, or 5.4% of sales, for the same period in 2004. The increase in expense dollars and percentage was due primarily to the inclusion of Loegering’s operation with ASV’s in 2005. Research and development expenses more than doubled in the second quarter of 2005 when compared with the same period in 2004 as ASV continues to invest in the on-going development of new products such as the RCV, launched during second quarter and the new VTS product, introduced this month.
Caterpillar Contract
ASV’s current contract to provide undercarriages and service parts to Caterpillar is in effect through October 31, 2005 and both parties have been actively negotiating the terms of a new supply agreement which would replace the existing contract. Commenting on the status of the Caterpillar contract, Lemke said “Earlier this week we signed a term sheet with Caterpillar which, while non-binding, does outline the key terms of our relationship going forward. We are now in the process of negotiating a definitive five-year supply agreement and expect to have it completed prior to the expiration of the existing contract.”
2005 Guidance Increase
•	Diluted earnings per share estimates revised upward to the range of $1.70-1.77 per share, from previous guidance of $1.60 – 1.73 per share. The increased guidance represents an increase of 33 — 38% compared with 2004

•	Previously issued sales guidance for 2005 confirmed in the range of $220-230 million, an increase of 37-43% over 2004

•	Sales breakdown for 2005 is expected to be as follows:
•	R-Series products expected to account for approximately 45% of total net sales

•	MTL undercarriages expected to account for approximately 33%

•	Parts and used equipment expected to account for approximately 12%

•	Sales of Loegering products are expected to account for approximately 10%

ASV Announces Record Results for 2nd Quarter 2005
3-3-3
Commenting on the Company’s guidance, Lemke stated, “Our solid results for the first half of the year, coupled with increased guidance and our recent announcement of ASV’s anticipated 2 for 1 stock split, reflect our optimistic outlook for the Company and market going forward.”
Conference Call
ASV will conduct a live Webcast at 9 a.m. Central time, Thursday, July 28th to discuss its results for the second quarter of 2005 and its outlook for the balance of 2005. The call will be broadcast over the Internet and can be accessed at either www.vcall.com or ASV’s web site, www.asvi.com, in the investor relations section under the “About ASV” tab. To listen to the call, go to either of the two Web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of this call will be available both telephonically and over the Internet approximately one hour after its conclusion. The telephonic replay will be available through Friday, July 29th, and can be accessed by dialing 877-660-6853 and entering account number 286 and conference ID 161715. The Internet replay will be available for 30 days and can be accessed at www.vcall.com or www.asvi.com in the same manner as discussed above.
About ASV
ASV designs, manufactures and sells rubber track loaders and related accessories, attachments and traction products. ASV also manufactures rubber track undercarriages, some of which are a primary component on Caterpillar’s Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber track loaders in technology and innovation. ASV’s products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV’s website at www.asvi.com or Loegering’s website at www.loegering.com.
Forward Looking Statements
Note: The statements set forth above regarding ASV’s future expected sales, sales mix, earnings per share, timing of introduction and sales of the new Versatile Track System product and the expected completion of a definitive supply agreement with Caterpillar are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV’s ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, unanticipated problems or delays experienced by Caterpillar relating to the manufacturing or marketing of the MTL machines, market acceptance of the machines, deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar, ASV’s ability to realize the anticipated benefits from its relationship with Caterpillar, and ASV’s ability to successfully negotiate mutually acceptable terms with Caterpillar regarding a new definitive supply agreement. Any forward-looking statements provided from time-to-time by the Company represent only management’s then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company’s SEC filings, including but not limited to, its quarterly reports on Form 10-Q.
Condensed financial statements are as follows:

ASV Announces Record Results for 2nd Quarter 2005
4-4-4
A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net sales	$56,692,455	$39,081,165	$109,872,297	$72,134,936
Cost of goods sold	42,827,140	30,313,383	83,247,794	55,796,952

Gross profit	13,865,315	8,767,782	26,624,503	16,337,984
Operating expenses:
Selling, general and administrative	3,900,431	2,095,334	7,684,002	3,995,856
Research and development	439,616	181,980	867,756	337,535

Operating income	9,525,268	6,490,468	18,072,745	12,004,593
Other income (expense)
Interest income	325,666	181,450	628,909	359,337
Interest expense	(28,015)	(28,168)	(56,191)	(56,777)
Other, net	5,998	446	51,429	2,076

Income before income taxes	9,828,917	6,644,196	18,696,892	12,309,229
Provision for income taxes	3,645,000	2,462,000	6,970,000	4,532,000

NET EARNINGS	$6,183,917	$4,182,196	$11,726,892	$7,777,229

Net earnings per common share – Diluted	$.45	$.32	$.85	$.58

Diluted weighted average shares	13,805,186	13,110,823	13,813,041	13,408,714

A.S.V., INC.
SALES BREAKDOWN

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
R-Series	51%	58%	46%	56%
OEM Undercarriages	30%	26%	31%	30%
Loegering	9%	0%	10%	0%
Parts and Other	10%	16%	13%	14%

TOTAL	100%	100%	100%	100%

ASV Announces Record Results for 2nd Quarter 2005
5-5-5
A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2005	2004
ASSETS

CURRENT ASSETS
Cash & short-term investments	$25,554,299	$37,000,629
Accounts receivable, net	36,036,921	36,431,774
Inventories	52,246,334	34,832,868
Other current assets	2,499,015	2,237,096

Total current assets	116,336,569	110,502,367
LONG-TERM INVESTMENTS	7,992,428	5,912,747
LONG-TERM NOTE RECEIVABLE, less current portion	621,111	703,445
PROPERTY AND EQUIPMENT, net	20,569,978	11,108,132
INTANGIBLES, net	7,950,754	8,002,251
GOODWILL	8,385,827	8,385,827

Total assets	$161,856,667	$144,614,769

LIABILITIES & SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Current portion of long-term liabilities	$193,497	$189,656
Accounts payable	14,451,907	11,452,026
Accrued liabilities	5,790,398	4,494,522
Income taxes payable	206,072	533,995

Total current liabilities	20,641,874	16,670,199
LONG-TERM LIABILITIES, less current portion	1,772,434	1,873,768
SHAREHOLDERS’ EQUITY	139,442,359	126,070,802

Total liabilities & shareholders’ equity	$161,856,667	$144,614,769